Exhibit 5.1


                         Opinion of Holland & Knight, LLP

May 29, 1997

Able Telcom Holding Corp.
1601 Forum Plance, Suite 1110
West Palm Beach, FL  33401

Re: Able Telcom Holding Corp.(the "Company") Resistration Statement on Form S-3


Gentlemen:

You have requested our opinion in connection with the above referenced registration statement, (the "Registration Statement"), under which certain shareholders (the "Selling Shareholders") intend to offer and sell in a public offering, from time to time, an aggregate of 1,600,000 shares of the Common Stock, $.001 par value per share, of the Company, consisting of : (i) up to 1,400,000 shares (the "Series A Shares") issuable upon the conversion of 1,000 shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"); and (ii) up to 200,000 shares (the "Warrent Shares") issuable upon the exercise of certain outstanding warrants ("Warrants").

We have reviewed copies of the Articles of Incorporation and Bylaws of the Company and have examined such corporate documents and records and other certificates and have made such investigations of law as we have deemed necessary in order to render the opinion hereinafter set forth.

Based upon and subject to the foregoing, we render the following opinions:

The Series A Shares are duly authorized, and when issued in accordance with the terms of the Series A Preferred Stock, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and nonassessable.

The Warrant Shares are duly authorized, and when issued in accordance with the terms of the Warrents against payment of the exercise price therefor (as applicable), will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,


/s/ Holland & Knight, LLP